Exhibit 3.1.7

ARTICLES OF ORGANIZATION

OF

APPROVAL SERVICES COMPANY, LLC

1. The name of the limited liability company is Approval Services Company, LLC.

2. The address of the registered office of the limited liability company in Arizona is 4020 E. Indian School Rd, Phoenix, Arizona 85018.

3. The name and street address of the statutory agent of the company is Jon D. Ehlinger, 4020 E Indian School Rd, Phoenix, Arizona 85018.

4. Management of the limited liability company is vested in a manager or managers. The name and address of each person who is a manager of the limited liability company is Raymond Fidel, 4020 E Indian School Rd, Phoenix, Arizona 85018 and Jon Ehlinger, 4020 E Indian School Rd, Phoenix, Arizona 85018.

5. The name and address of each person who is a member who owns a twenty percent or greater interest in the capital or profits of the limited liability company is DriveTime Car Sales Company, LLC, 4020 E Indian School Rd, Phoenix, Arizona 85018.

Dated: August 5, 2010	/s/ Raymond Fidel
Raymond Fidel
Organizer

The undersigned, having been designated to set as statutory agent, hereby consents to act in that capacity until removed or resignation is submitted in accordance with the Arizona Revised Statutes.

/s/ Jon D. Ehlinger
Jon D. Ehlinger